EXHIBIT (99)(a)

NEWS RELEASE

April 16, 2007
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported net income of $2.8 million, or $0.73 basic net income per share and $0.71 diluted net income per share, for the three months ended March 31, 2007 as compared to $2.2 million or $0.59 basic and net income per share and $0.58 diluted net income per share, for the same period one year ago. Tony W. Wolfe, President and Chief Executive Officer, attributed the increase in first quarter earnings to growth in interest-earning assets, which contributed to growth in net interest income and non-interest income. In addition, the Company had a decrease in the provision for loan losses. The increases in net interest income and non-interest income and the decrease in the provision for loan losses were partially offset by an increase in non-interest expense as discussed below.

Shareholders’ equity increased to $65.3 million, or 7.80% of total assets, at March 31, 2007 as compared to $55.5 million, or 7.28% of total assets, at March 31, 2006 as a result of net income earned less dividends paid for the period combined with a $1.2 million increase in accumulated other comprehensive income (loss) from March 31, 2006 to March 31, 2007. The increase in accumulated other comprehensive income (loss) is due to an increase in the market value of available for sale securities and derivative instruments.

Net interest income for the quarter ended March 31, 2007 increased 13% to $8.6 million compared to $7.6 million for the same period one year ago. This increase is attributable to Federal Reserve interest rate increases, which resulted in increases to the prime rate. In addition, the average outstanding balances of loans and investment securities available for sale increased for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. Net interest income after the provision for loan losses increased 21% to $8.3 million during the first quarter of 2007, compared to $6.9 million for the same period one year ago. The provision for loan losses for the three months ended March 31, 2007 was $323,000 as compared to $759,000 for the same period one year ago, primarily attributable to a decrease in net charge-offs of $528,000.

Non-interest income increased 10% to $2.1 million for the three months ended March 31, 2007, as compared to $1.9 million for the same period one year ago. The increase in non-interest income is primarily due to an increase in service charges and fees of $79,000 resulting from activity in new branches opened in 2005 and 2006 and an increase in miscellaneous other income of $43,000 primarily due to an increase in debit card fee income.

Non-interest expense increased 13% to $6.0 million for the three months ended March 31, 2007, as compared to $5.3 million for the same period last year. The increase in non-interest expense included: (1) an increase of $530,000 or 19% in salaries and benefits expense due to normal salary increases and increased incentive expense offsetting a $188,000 decrease in reclassified loan origination costs, (2) an increase of $116,000 or 12% in occupancy expense due to an increase in furniture and equipment expense and lease expense, and (3) an increase of $68,000 or 5% non-interest expenses other than salary, benefits and occupancy expenses. The increase in non-interest expenses other than salary, benefits and occupancy expenses is primarily attributable to an increase of $59,000 in professional fees, an increase of $39,000 in debit card expense and an increase of $39,000 in advertising expense. The Company paid a $178,000 prepayment fee in the first quarter of 2006 on the early termination of a $5.0 million Federal Home Loan Bank advance. This fee was included in other non-interest expense.

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PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE TWO

Total assets as of March 31, 2007 amounted to $837.3 million, an increase of 10% compared to total assets of $761.7 million at March 31, 2006. This increase is primarily attributable to an increase in loans combined with an increase in securities and fed funds sold. Fed funds sold as of March 31, 2007 amounted to $21.1 million due to an increase in deposits from December 31, 2006 and a seasonal reduction in commercial construction and acquisition and development loans during the first quarter of 2007. Loans increased 9% to $645.0 million as of March 31, 2007 compared to $590.6 million as of March 31, 2006. Available for sale securities increased 4% to $118.7 million as of March 31, 2007 compared to $114.3 million as of March 31, 2006, the result of net securities purchases that are part of management’s objective to grow the investment portfolio. This increase in available for sale securities was partially offset by paydowns on mortgage-backed securities, calls and maturities.

In February 2007, the Financial Accounting Standard Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which permits entities to choose to measure financial instruments and certain other instruments at fair value. SFAS 159 is effective as of the beginning of fiscal years that begin after November 15, 2007; however, it includes an early adoption provision allowing entities to adopt within 120 days of their most recent fiscal year-end. The Company has decided not to implement SFAS 159 until January of 2008.

Non-performing assets totaled $8.5 million at March 31, 2007 or 1.02% of total assets, compared to $5.2 million at March 31, 2006 or 0.68% of total assets. This increase in non-performing assets is due to one large classified loan relationship that was moved to non-accrual status in fourth quarter 2006. The allowance for loan losses at March 31, 2007 amounted to $8.6 million or 1.34% of total loans compared to $7.6 million or 1.30% of total loans at March 31, 2006.

Deposits amounted to $659.2 million as of March 31, 2007, representing an increase of 7% over deposits of $613.5 million at March 31, 2006. Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and certificates of deposits of denominations less than $100,000, increased $42.2 million to $471.4 million at March 31, 2007 as compared to $429.2 million at March 31, 2006 primarily due to an increase in certificates of deposit in amounts less than $100,000. Certificates of deposit in amounts greater than $100,000 or more totaled $187.8 million at March 31, 2007 as compared to $184.3 million at March 31, 2006.

Peoples Bank operates entirely in North Carolina, with eleven offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County, two offices in Mecklenburg County and one office in Union County. The Bank also operates a Loan Production Office in Davidson, North Carolina, which is located in Mecklenburg County. The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

(TABLES FOLLOW)

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2006.

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PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE THREE

CONSOLIDATED BALANCE SHEETS
March 31, 2007, December 31, 2006 and March 31, 2006

	March 31, 2007	December 31, 2006	March 31, 2006
	(Unaudited)		(Unaudited)
ASSETS:
Cash and due from banks	$23,759,037	$18,860,318	$22,959,163
Federal funds sold	21,147,000	2,640,000	3,493,000
Cash and cash equivalents	44,906,037	21,500,318	26,452,163

Investment securities available for sale	118,745,494	117,581,000	114,258,100
Other investments	6,755,849	7,295,449	5,804,449
Total securities	125,501,343	124,876,449	120,062,549

Loans	644,991,947	651,381,129	590,564,977
Mortgage loans held for sale	-	-	2,571,200
Less: Allowance for loan losses	(8,620,074)	(8,303,432)	(7,649,364)
Net loans	636,371,873	643,077,697	585,486,813

Premises and equipment, net	13,865,730	12,816,385	12,705,399
Cash surrender value of life insurance	6,589,206	6,532,406	6,363,484
Accrued interest receivable and other assets	10,115,218	10,144,283	10,678,541
Total assets	$837,349,407	$818,947,538	$761,748,949

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$112,777,011	$101,393,142	$101,497,002
NOW, MMDA & Savings	188,580,644	174,577,641	172,164,020
Time, $100,000 or more	187,766,348	194,176,291	184,315,220
Other time	170,055,451	163,673,215	155,538,776
Total deposits	659,179,454	633,820,289	613,515,018

Demand notes payable to U.S. Treasury	853,415	1,600,000	121,769
Securities sold under agreement to repurchase	9,237,489	6,417,803	3,905,108
FHLB borrowings	77,000,000	89,300,000	69,500,000
Junior subordinated debentures	20,619,000	20,619,000	14,433,000
Accrued interest payable and other liabilities	5,177,720	4,355,073	4,800,560
Total liabilities	772,067,078	756,112,165	706,275,455

Shareholders' Equity:
Preferred stock, no par value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 3,834,659 shares in 2007
and 3,830,634 shares in 2006	51,193,812	51,122,147	40,856,995
Retained earnings	14,811,487	12,484,463	16,511,234
Accumulated other comprehensive income (loss)	(722,970)	(771,237)	(1,894,735)
Total shareholders' equity	65,282,329	62,835,373	55,473,494

Total liabilities and shareholders' equity	$837,349,407	$818,947,538	$761,748,949

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE FOUR

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2007 and 2006

	Three months ended
	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$13,600,189	$11,132,184
Interest on federal funds sold	125,495	4,142
Interest on investment securities:
U.S. Government agencies	1,130,079	1,021,674
States and political subdivisions	219,494	192,750
Other	124,969	133,553
Total interest income	15,200,226	12,484,303

INTEREST EXPENSE:
NOW, MMDA & savings deposits	912,443	674,737
Time deposits	4,286,403	2,987,731
FHLB borrowings	923,490	885,690
Junior subordinated debentures	360,199	279,639
Other	124,278	35,543
Total interest expense	6,606,813	4,863,340
NET INTEREST INCOME	8,593,413	7,620,963
PROVISION FOR LOAN LOSSES	323,000	759,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,270,413	6,861,963

NON-INTEREST INCOME:
Service charges	912,568	924,945
Other service charges and fees	487,547	396,016
Gain (loss) on sale of securities	-	(81,800)
Mortgage banking income	111,841	120,608
Insurance and brokerage commission	100,657	103,900
Miscellaneous	509,271	465,820
Total non-interest income	2,121,884	1,929,489
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,373,166	2,843,475
Occupancy	1,104,239	988,396
Other	1,543,641	1,475,312
Total non-interest expenses	6,021,046	5,307,183

INCOME BEFORE INCOME TAXES	4,371,251	3,484,269
INCOME TAXES	1,584,126	1,249,200

NET INCOME	$2,787,125	$2,235,069
PER SHARE AMOUNTS
Basic net income	$0.73	$0.59
Diluted net income	$0.71	$0.58
Cash dividends	$0.12	$0.10
Book value	$17.02	$14.67

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE FIVE

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2007 and 2006

	Three months ended
	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$119,776,080	$117,017,691
Loans	643,112,284	580,463,706
Earning assets	781,156,206	705,759,912
Assets	822,204,490	744,167,124
Deposits	644,992,518	588,699,597
Shareholders' equity	65,311,870	56,513,281

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.57%	4.48%
Return of average assets	1.37%	1.22%
Return on average shareholders' equity	17.31%	16.04%
Shareholders' equity to total assets (period end)	7.80%	7.28%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$8,303,432	$7,424,782
Provision for loan losses	323,000	759,000
Charge-offs	(131,138)	(586,039)
Recoveries	124,780	51,621
Balance, end of period	$8,620,074	$7,649,364

ASSET QUALITY:
Non-accrual loans	$8,319,990	$4,852,504
90 days past due and still accruing	78,249	-
Other real estate owned	134,082	344,935
Repossessed assets	5,000	-
Total non-performing assets	$8,537,321	$5,197,439
Non-performing assets to total assets	1.02%	0.68%
Allowance for loan losses to non-performing assets	100.97%	147.18%
Allowance for loan losses to total loans	1.34%	1.30%

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